EXHIBIT 9.1
VOTING TRUST AND ESCROW AGREEMENT
     This Voting Trust and Escrow Agreement (this “Agreement”) is made and entered into on April 6, 2001, by and between IOMAI CORPORATION, a Delaware corporation (“Iomai”) and MdBio, Inc., a Maryland non-profit organization (“MdBio”), as escrow agent and as trustee for and on behalf of WALTER REED ARMY INSTITUTE OF RESEARCH, a representative of the United States of America (“WRAIR”).
WITNESSETH:
     WHEREAS, WRAIR and Medical Technology and Practice Patterns Institute, a District of Columbia corporation (“MTPPI”) were parties to a certain License Agreement made effective as of December 15, 1997 (“Master License Agreement”), which Master License Agreement was amended pursuant to (i) a Novation Agreement dated April 22, 1999, whereby MTPPI transferred all of its rights, interests, duties and obligations under the Master License Agreement to Iomai, and (ii) an Amended and Restated License Agreement executed as of the date hereof (the “Amended License”), by and between WRAIR, as the licensor, and the Company, as the licensee. Unless otherwise defined herein, the capitalized terms used below shall have the meanings assigned to them in the Amended License.
     WHEREAS, to induce WRAIR to enter into the Amended License, Iomai has agreed to issue and deliver to MdBio the Shares of Common Stock to be held in trust for the exclusive economic benefit of WRAIR on the terms and conditions more particularly described and set forth in the Development Plan attached to and made a part of the Amended License in the form of Appendix C thereto;
     WHEREAS, the parties intend for this Agreement to create a voting trust pursuant and subject to Section 218 of the General Corporation Law of the State of Delaware (the “DGCL”); and
     WHEREAS, the parties also intend for this Agreement to establish an escrow arrangement pursuant to which some or all of the Shares may be held by MDBio in escrow to the extent any obligations due and owing by Iomai to WRAIR remain outstanding under the convertible subordinated promissory note set forth as Exhibit C-4 to the Development Plan (the “Note”);
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Amended License, the Development Plan and herein, the parties agree as follows:

ARTICLE 1
VOTING TRUST
     1.1 Voting Trustee Appointment and Acceptance. Subject to the provisions hereof and the provisions in the other documentation constituting the Development Plan, Iomai hereby agrees to accept MdBio as the voting trustee designated and appointed by WRAIR to serve hereunder (in such capacity, and including any successor appointees hereunder, the “Voting Trustee”), and MdBio accepts such appointment and agrees to act in accordance with the terms of this Agreement and Section 218 of the DGCL for the exclusive economic benefit of WRAIR.
     1.2 Establishment of Voting Trust.
     (a) Concurrent with the execution of this Agreement, Iomai will prepare and deliver to the Voting Trustee stock certificates to evidence that the outstanding Shares are duly authorized and validly issued, fully paid, nonassessable and held of record on the books and stock ledger of Iomai and shall do all things necessary or prudent for the transfer of the Shares to the Voting Trustee (collectively, the “Initial Shares”) and for the establishment of the voting trust described in this Agreement (the “Voting Trust”), all for the exclusive economic benefit of WRAIR.
     (b) For so long as this Agreement remains in effect as contemplated herein and under the Development Plan, Iomai agrees to prepare and deliver to the Voting Trustee stock certificates to evidence all additional shares of capital stock issued (the “Additional Shares” and together with the Initial Shares, the “Trust Shares”) to be transferred and held in trust for the exclusive economic benefit of WRAIR immediately upon becoming the record or beneficial owner thereof, duly endorsed for transfer or accompanied by duly executed instruments of transfer. Any reference to the Trust Shares shall be to the shares of Common Stock of Iomai then held of record by the Voting Trustee.
     (c) Except as otherwise contemplated under the letter agreement set forth as Exhibit C-3 to the Development Plan (the “Side Letter”) and the Note, in the event that WRAIR elects to or otherwise sells or transfers any of the Trust Shares to any Person (as defined below) other than Iomai or its Affiliates (as defined below) (a Third Party”), then, upon the closing of such transaction, the Trust Shares so transferred shall be released from the provisions of this Agreement. All costs and expenses of the Voting Trustee for actions taken or duties assumed as Voting Trustee, which the Voting Trustee is required to take or effect pursuant to this Agreement or the Development Plan (including, without limitation, Registration Expenses, as defined in the Registration Rights Agreement set forth as Exhibit C-6 to the Development Plan, incurred by the Voting Trustee, reasonable fees and disbursements of counsel for the Voting Trustee and any other activities pursuant to this Agreement or the Development Plan, including the escrow arrangements herein) shall be paid by Iomai, as provided and limited by Section 5.1(d). For purposes of this Agreement (i) the term “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, firm, organization, governmental authority or other entity, and (ii) the term “Affiliate(s)” means any corporation, firm, partnership or other entity, including, without limitation, Xairo, Ltd., which, whether de jure or de facto, directly or indirectly, owns Iomai, is owned by Iomai or is under common ownership with Iomai to the extent of at least fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity and any corporation, firm, partnership or other entity actually controlled by Iomai, controlling Iomai or under common control of Iomai.
     (d) WRAIR may cause the removal of the Voting Trustee only for (i) gross negligence or willful misconduct or unlawful activities while serving as the Voting Trustee, or (ii) acts in violation of this Agreement. WRAIR may cause the removal of the Voting Trustee for such acts by an instrument signed by counsel on behalf of WRAIR with notice to Iomai and to the Voting Trustee in accordance with Article 6 hereof. Such removal shall not be effective until the appointment of a successor Voting Trustee who is qualified to serve hereunder.
     (e) The Voting Trustee may at any time resign from its position as Voting Trustee by submitting to Iomai and to WRAIR a letter of resignation in accordance with Article 6 hereof. Such resignation shall be effective on the date of resignation stated by the Voting Trustee provided that the resignation shall not be effective until the designation and appointment of a successor Voting Trustee by WRAIR who is qualified to serve hereunder and is reasonably acceptable to Iomai with respect to costs and expenses. Any Voting Trustee shall be a United States citizen or Person and have had no prior contractual, material financial or employment relationship with Iomai or any Affiliate of Iomai unless disclosed and approved by WRAIR. No formal acceptance of resignation by Iomai or WRAIR is necessary to make the resignation effective. Upon the effectiveness of such resignation, the Voting Trustee’s obligations and responsibilities under this Agreement will be completed.
     (f) Nomination and appointment of a successor Voting Trustee shall be accomplished as follows:
          (i) In the event of the death, dissolution, tender of resignation, removal or inability to act of the Voting Trustee, a vacancy shall be deemed to exist hereunder and counsel or an authorized representative for WRAIR shall give prompt written notice of that fact to Iomai. WRAIR shall promptly nominate and appoint a successor Voting Trustee with notice to Iomai of the appointment;
          (ii) Iomai shall have an opportunity to comment on any nominee for the position of successor Voting Trustee. Each nominee shall satisfy the criteria for the Voting Trustee set forth in Section 1.2(e) of this Article 1;
          (iii) Any nomination and appointment of a successor Voting Trustee shall be made by an instrument in writing signed by counsel or an authorized representative on behalf of WRAIR. Counterparts of such instrument shall promptly be delivered to Iomai; and
          (iv) Each and every successor Voting Trustee must execute and agree to be bound by the terms of this Agreement, as amended for such limited purpose and as placed on file at Iomai’s principal office, with an original to WRAIR. Upon such appointment, such successor Voting Trustee shall be vested with all of the rights, powers, authority and immunities herein conferred upon the Voting Trustee by this Agreement as though such successor had been originally a party to this Agreement as the initial Voting Trustee.
     1.3 Best Efforts. The Voting Trustee agrees to perform the duties and be bound by all provisions of this Agreement and to exercise the powers and perform the duties set forth herein according to its Best Efforts (as defined below). For purposes of this Agreement, the term “Best Efforts” signifies performance of duties consistent with the reasonable exercise of business judgment and in good faith, in the manner believed to be in the best interests of WRAIR, the beneficiary of the Voting Trust, with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.
     1.4 Requirements. The Voting Trustee agrees that, in order to be qualified under this Article 1, it must have had no prior contractual, material financial or employment relationship with either Iomai or any of its Affiliates prior to its appointment unless disclosed and approved by WRAIR. The Voting Trustee further agrees, in order to maintain its qualification as a Voting Trustee, not to establish any contractual, material financial or employment relationships of any kind with Iomai or any of its Affiliates during the term this Agreement is in effect, except as may be required or permitted by this Agreement. The Voting Trustee and any successor Voting Trustee shall reside within the United States during the term of the provisions of this Agreement relating to the Voting Trust (the “Voting Trust Provisions”) so long as it is the Voting Trustee.
     1.5 Agreement. The Voting Trustee, in recognition of its obligations under the Voting Trust Provisions, agrees:
     (a) that the Trust Shares are being placed in a voting trust designed to insulate and remove WRAIR from any voting or control or direct influence over Iomai and the operation and management of its business affairs;
     (b) that the Voting Trustee, in its role as Voting Trustee, will exercise its Best Efforts to ensure that Iomai complies with all relevant U.S. laws, including but not limited to the Technology Transfer Commercialization Act of 1999, as amended, and the Securities Act of 1933, as amended (the “Securities Act”);
     (c) that the United States Government is placing its reliance upon the Voting Trustee as a United States resident to exercise independently all prerogatives of ownership of the Trust Shares of Iomai for the exclusive economic benefit of WRAIR;
     (d) not to accept direction from Iomai directly or indirectly on any matter before the Voting Trustee or the Board of Directors of Iomai (the “Board”) and not to permit Iomai to exercise any control or influence over the voting rights and powers attributable to the Trust Shares except as provided in Section 2.7 hereof and as provided in the Additional Covenants in Article 4 hereof; and
     (e) to maintain records, journals, and minutes of meetings and copies of all communications or information sent or received by the Voting Trustee in the execution of its duties.

     1.6 Reliance. The Voting Trustee, acting in good faith, shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:
     (a) one or more officers or employees of Iomai whom the Voting Trustee believes to be reliable and competent in the matters presented;
     (b) legal counsel, independent accountants or other persons as to matters which the Voting Trustee believes to be within such person’s professional or expert competence; and
     (c) a committee composed of members of the Board as to matters within its designated authority.
     1.7 No Implied Duties. The Voting Trustee shall be obligated to perform such duties and only such duties as are specifically set forth in this Agreement with respect to its role as Voting Trustee, and no implied duties or obligations shall be construed hereunder.
     1.8 Operations.
     (a) Actions by the Voting Trustee. Except as otherwise provided herein, no proxy to vote the Trust Shares may be given to, or voted by, any Person other than the Voting Trustee; provided, that the Voting Trustee may provide proxies to the extent required to exercise its rights as a stockholder.
     (b) Voting Discretion. Except as otherwise provided herein, the Voting Trustee shall possess and shall be entitled to exercise in its sole and absolute discretion, with respect to any and all of the Trust Shares at any time covered by this Agreement, the right to vote the same or to consent to any and every act of Iomai in the same manner and to the same extent as if the Voting Trustee were the absolute owner of such Trust Shares in its own right. All decisions and actions by the Voting Trustee pursuant to the Voting Trust Provisions shall be based on its independent judgment. All decisions and actions by the Voting Trustee shall be free of any control or influence from WRAIR or Iomai in any manner whatsoever except as may be specifically permitted by the provisions of this Agreement.
     (c) Special Authorization. In addition to the general authorities conferred by this Article 1, and unless such actions would conflict with the relevant provisions of the DGCL or this Agreement, the Voting Trustee is specifically authorized in the exercise of its sole and absolute discretion with respect to any and all of the Trust Shares, and where such vote or consent is generally required from Iomai’s stockholders, to vote for or consent to:
          (i)   the election of directors of Iomai;
          (ii)  any increase, reduction or reclassification of the capital stock of Iomai other than those necessary pursuant to Section 1.8(d);
          (iii)  any changes or amendments in or to the Certificate of Incorporation or Bylaws of Iomai involving matters other than those necessary pursuant to Section 1.8(d);

          (iv) the sale or disposal of the property, assets or business of Iomai, except as described in Section 1.8(d);
          (v) the pledging, mortgaging or encumbering of any assets of Iomai, except as described in Section 1.8(d); and
          (vi) any action with respect to the foregoing, or any other matter affecting Iomai and not specifically described in Section 1.8(d), which Iomai might lawfully exercise.
     (d) Restrictions. Anything in this Agreement to the contrary notwithstanding, the Voting Trustee is not authorized to approve any of the following actions by Iomai (where the vote or consent of Iomai’s stockholders is generally required), unless and until the Voting Trustee consults with and acts without objection from WRAIR:
          (i) the sale or disposal, in any manner, of the Licensed Patent Technology or of the capital assets or business assets of Iomai where an individual sale or disposition of such capital or business assets exceeds 25% of the assets of Iomai or where sales or dispositions in the aggregate exceed 45% of the assets of Iomai;
          (ii) the pledging, mortgaging or encumbering of the assets of Iomai for purposes other than obtaining working capital;
          (iii) any merger, consolidation, reorganization or dissolution of Iomai;
          (iv) the filing or making of any petition under the federal bankruptcy laws or any similar law or statute of any state or any foreign country;
          (v) an exchange, reclassification or cancellation of all or part of the shares of Common Stock;
          (vi) a redemption, cash or stock dividend or any other distribution of assets (including cash, securities and intangible assets or other property) on the Common Stock, or any other class of capital stock that ranks on parity with or junior in interest to the Note in right of payment;
          (vii) an amendment to the Certificate of Incorporation or By-Laws of Iomai in any way if such amendment would cancel or adversely change, alter or affect the privileges, preferences or rights of WRAIR with respect to the Trust Shares as contemplated under the Development Plan; or
          (viii) the authorization or issuance of any class or series of stock or any additional shares of any class or series that is senior to the Common Stock with respect to rights to dividends or distributions upon liquidation.
     (e) Consultation. The Voting Trustee agrees that it shall, upon written request by WRAIR, take such action or actions as are necessary to recommend, authorize or approve any of the actions specified in Section 1.8(c). The Voting Trustee shall consult with WRAIR concerning such action so that WRAIR may have sufficient information to ensure that all such actions will be taken in accordance with applicable United States laws and regulations. Any action of the Voting Trustee with respect to the matters specified in Section 1.8(d) that is taken shall be void and shall have no effect, unless and until the Voting Trustee consults with and acts without objection from WRAIR.
     (f) Voting Trustee Acts or Omissions. The Company shall be entitled to rely on any act or omission by the Voting Trustee, without any obligation to make any independent investigation or any inquiry, and expressly disclaims any liability to WRAIR or any other person for acts or omissions of the Voting Trustee whether under this Agreement or otherwise.
     1.9 Sale of Iomai.
     (a) Initial Consultation. The Voting Trustee shall use its Best Efforts to undertake to consult with and report to WRAIR in connection with any sale or liquidation of Iomai, whether by sale of all or more than twenty-five percent (25%) of the capital stock of Iomai including or excluding the Trust Shares, or registration thereof under the Securities Act, or the transfer of the Licensed Patent Technology or all or substantially all of Iomai’s assets, by way of merger, reorganization, exchange, consolidation or otherwise (a “Sale”), within a reasonable period of time. Notwithstanding the foregoing, nothing contained in the Voting Trust Provisions shall prevent WRAIR from deciding such matters on its own and directing the Voting Trustee to act in accordance with this Agreement.
     (b) Professional Designees. The Voting Trustee may engage legal counsel, financial advisors and brokers, at the expense of Iomai, to assist with its duties under Section 1.9(a). Iomai shall reimburse the Voting Trustee for such expenses as provided by and limited by Section 5.1(d). Such legal counsel, financial advisors and brokers may have previously represented or have provided professional services to the Voting Trustee.
     (c) Information. Without limiting the generality of this Section 1.9, the Voting Trustee shall provide to WRAIR:
          (i) written notice of any offer or expression of interest with respect to a Sale promptly upon the Voting Trustee’s notification thereof from Iomai; and
          (ii) upon the commencement of negotiations of a Sale with any party, telephonic or written notice to WRAIR, on a weekly or more or less frequent basis as the Voting Trustee shall deem necessary to keep WRAIR fully informed of the progress of the negotiations (to the extent such information is provided to the Voting Trustee by Iomai).
     (d) No Authorization. Unless and until the Voting Trustee consults with and acts without objection from WRAIR, the Voting Trustee shall not vote in connection with a stockholders’ vote to authorize the consummation of a Sale.
     (e) Final Report. Upon consummation of a Sale, the Voting Trustee shall provide a final report to WRAIR describing the terms of the Sale, including all of the information made available by Iomai for the benefit of its stockholders in addition to the purchase price and the identity of the buyer (if any).

     1.10 Termination.
     (a) Termination and Amendment of the Voting Trust Provisions. WRAIR may terminate the Voting Trust provisions at any time. The Voting Trust Provisions of this Agreement shall automatically terminate without any action of or notice by any party hereto whenever the Voting Trustee ceases to hold shares in trust for WRAIR in accordance with the terms of this Agreement, provided that such termination shall not occur until Section 1.9(c) has been fully implemented.
     (b) Amendments. The Voting Trust Provisions may be amended by an agreement in writing executed by Iomai and the Voting Trustee, to the extent any and all amendments are disclosed to WRAIR by way of written notice from both parties and no written objection is made by WRAIR within thirty (30) days after receipt of such notice. The Voting Trust Provisions may be renewed as contemplated under applicable law and reinstated in the event of a reconversion as contemplated under the Note. The Voting Trustee is authorized to consult with WRAIR concerning any proposed amendments or renewals to, or termination of, the Voting Trust Provisions.
     (c) Action Upon Termination of the Voting Trust Provisions. Upon termination of the Voting Trust Provisions, the Voting Trustee, in exchange for and upon surrender of any Trust Shares then outstanding shall, in accordance with the terms hereof, deliver certificates representing the Trust Shares in the amount then called for by the corresponding Trust Shares held of record for the exclusive economic benefit of WRAIR and the entry of ownership of the Trust Shares in the books of Iomai shall reflect the termination of the Voting Trust Provisions; provided, that the Voting Trust Provisions may be reinstated in the event of a reconversion as contemplated under the Note. Nothing in this Article 1, or elsewhere in the Voting Trust Provisions, shall be construed to deprive the Voting Trustee of the right as record holder of the deposited Trust Shares to vote the same and to execute consents with respect thereto, notwithstanding the termination of the Voting Trust Provisions, so long as it shall continue to be record holder thereof for the exclusive economic benefit of WRAIR.
     (d) Post-Termination. Upon termination of the Voting Trust Provisions as above provided, and delivery by the Voting Trustee of any outstanding Trust Shares then held hereunder in exchange for stock or other property as provided in this Article 1, all further obligations or duties of the Voting Trustee under the Voting Trust Provisions shall cease; provided, that the Voting Trust Provisions may be reinstated in the event of a reconversion as contemplated under the Note.
     (e) Record. Until the termination of the Voting Trust Provisions, one original counterpart of this Agreement shall be filed at the principal office of Iomai.
     1.11 Creation of Voting Trust. This Article 1 is intended to create a voting trust pursuant to and subject to Section 218 of the DGCL. If for any reason such voting trust is determined to be invalid or unenforceable, (a) this Agreement and the relationship of the parties hereunder with respect to the Voting Trust shall be deemed to be and shall be reconstituted as a voting agreement under Section 218(c) of the DGCL, (b) the Voting Trustee shall be a nominee of WRAIR with respect to the Trust Shares, and (c) all provisions of this Agreement with respect to the Voting Trust shall apply to the maximum extent possible to effectuate the intention of the parties that the substantive provisions hereof with respect to the Voting Trust shall govern the voting of Trust Shares for the exclusive economic benefit of WRAIR.
ARTICLE 2
ESCROW
     2.1 Voting Trustee Appointment as Escrow Agent and Acceptance. Subject to the provisions hereof and the provisions in the other documentation consisting of the Development Plan, Iomai hereby agrees to accept the Voting Trustee as escrow agent designated and appointed by WRAIR to serve hereunder, and the Voting Trustee accepts such appointment and agrees to hold the Escrow Shares (as defined below) in accordance with the terms hereof. The Escrow Shares shall be held in trust by the Voting Trustee separate and apart from any other fund or account maintained by the Voting Trustee, and shall not be subject to lien or attachment by any creditor of Iomai and shall be used solely for the purposes and subject to the conditions set forth in this Agreement.
     2.2 Establishment of Escrow.
     (a) In the event that Iomai is unable to purchase the Trust Shares as contemplated by Section 1.1(e) of the Side Letter, and at such time as Iomai delivers the Note referred to in the Side Letter to evidence its continuing obligations to WRAIR, Iomai will be deemed to have deposited the Trust Shares with the Voting Trustee, to be held in escrow pursuant to the terms of this Agreement. The Trust Shares while they are held by the Voting Trustee pursuant to this Article 2 are hereinafter referred to as the “Escrow Shares.” The Voting Trustee shall release the Escrow Shares only to such Persons, at such times and in such amounts as are described in this Agreement and in accordance with the terms of the Note. Any reference to the Escrow Shares herein shall be to the shares of Common Stock of Iomai then held in escrow by the Voting Trustee.
     (b) If an “Event of Default” as defined under the Note shall have occurred, WRAIR may cause the Voting Trustee to take control and possession of the Escrow Shares for the exclusive economic benefit of WRAIR, and in addition to any other rights that may be available at law or in equity, may:
          (i) Cause the Voting Trustee to vote the Escrow Shares, subject to the limitations contained herein (whether or not so transferred) and give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof (Iomai hereby irrevocably constituting and appointing the Voting Trustee, in such capacity, as trustee for WRAIR, with full power of substitution, the proxy and attorney-in-fact of Iomai for such purposes);
          (ii) Cause the Voting Trustee to exercise all corporate rights with respect to the Escrow Shares including, without limitation, all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any shares of the Escrow Shares as if it were the absolute owner thereof, including, but without limitation, the right to exchange, at its discretion, any or all of the Escrow Shares upon the merger, consolidation, reorganization, recapitalization or other readjustment of Iomai, or upon the exercise by such issuer of any right, privilege or option pertaining to any such shares of the Escrow Shares, and, in connection therewith, to deposit and deliver any and all of the Escrow Shares with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine, all without liability except to account for property actually received by it; but the Voting Trustee as trustee for and on behalf of WRAIR shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing; or
          (iii) Cause the Voting Trustee to require all cash dividends payable with respect to any part of the Escrow Shares to be paid to an account established for the benefit of WRAIR as additional collateral security, and subject to any requirement of applicable law, sell, assign and deliver the whole or, from time to time, any part of the Escrow Shares at the time held by the Voting Trustee in trust and in escrow for the benefit of WRAIR, at any private sale or at public auction, with or without demand, advertisement or notice of the time or place of sale or adjournment thereof or otherwise (all of which are hereby waived, except such notice as is required by applicable law and cannot be waived), for cash or credit or for such price or prices and on such terms as the Voting Trustee in consultation with WRAIR may reasonably determine, or as may be required by applicable law.
     (c) Iomai hereby waives and releases any and all right or equity of redemption, whether before or after sale hereunder. At any such sale, unless prohibited by applicable law, the Voting Trustee on behalf of WRAIR may bid for and purchase the whole or any part of the Escrow Shares so sold free from any such right or equity of redemption. All moneys received by the Voting Trustee and held in trust for WRAIR hereunder, whether upon sale of the Escrow Shares or any part thereof or otherwise, shall be held by the Voting Trustee in trust for WRAIR and applied by it to satisfy all Obligations (as defined in the Note) plus any other amounts due WRAIR under the Amended License and Development Plan and to immediately pay over to Iomai the excess, if any, of the proceeds therefrom. No failure or delay on the part of the Voting Trustee in exercising any rights hereunder shall operate as a waiver of any such rights nor shall any single or partial exercise of any such rights preclude any other or future exercise thereof or the exercise of any other rights hereunder. The Voting Trustee shall have no duty as to the collection or protection of the Escrow Shares or any income thereon nor any duty as to preservation of any rights pertaining thereto, except to apply the funds in accordance with the requirements of this Agreement. The Voting Trustee may exercise its rights with respect to property held hereunder without resort to other security for or sources of reimbursement for the indebtedness secured hereby. In addition to the foregoing, the Voting Trustee, acting for the benefit of WRAIR, shall have all of the rights, remedies and privileges of a secured party under the Uniform Commercial Code of Maryland (the “UCC”), regardless of the jurisdiction in which enforcement hereof is sought.
     2.3 Private Sale. Iomai recognizes that the Voting Trustee may be unable to effect (or to do so only after delay which would adversely affect the value that might be realized from the Escrow Shares) a public sale of all or part of the Escrow Shares by reason of certain prohibitions contained in the Securities Act, and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view of the distribution or resale thereof. Iomai agrees that any such private sale may be at prices and on terms less favorable to the seller than if sold at public sales and that such private sales shall be deemed to have been made in a commercially reasonable manner. Iomai agrees that the Voting Trustee has no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register for public sale under the Securities Act.
     2.4 Proceeds of Sale. The proceeds of any collection, recovery, receipt, appropriation, realization or sale of the Escrow Shares shall be applied by the Voting Trustee in trust and for the benefit of WRAIR as follows:
     (a) First, to the payment of all costs, expenses and charges of the Voting Trustee and WRAIR, as such, or the reimbursement of the Voting Trustee and WRAIR for the prior payment of such costs, expenses and charges incurred in connection with the care and safekeeping of any of the Escrow Shares (including, without limitation, the expenses of any sale or other proceeding, reasonable attorneys’ fees and expenses, court costs, any other expenses incurred or expenditures or advances made by the Voting Trustee and WRAIR in the protection, enforcement or exercise of their respective rights, powers or remedies hereunder) with interest on any such reimbursement at the rate of 6% per annum from the date of payment by WRAIR or the Voting Trustee;
     (b) Second, to the payment of the Obligations plus any other amounts due WRAIR under the Amended License and Development Plan. Iomai shall remain liable for any deficiency;
     (c) Third, to the payment of any other amounts required by applicable law including, without limitation, section 9-504(1)(c) of the UCC; and
     (d) Fourth, to the extent of any surplus thereafter remaining, to Iomai, or as a court of competent jurisdiction may direct.
     2.5 Negative Covenants. Iomai covenants with respect to the Escrow Shares that, until the Obligations shall be satisfied in full, Iomai will not, except as contemplated and permitted under the Note with respect to the Senior Obligations (as defined in the Note), sell, convey, or otherwise dispose of any Escrow Shares or any interest thereon; nor will Iomai create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever with respect to any of the Escrow Shares or the proceeds thereof other than that created hereby.
     2.6 Affirmative Covenants. Iomai covenants with respect to the Escrow Shares that until the Obligations are satisfied in full it shall, at its own expense, defend WRAIR’s right, title, special property and security interest in and to the Escrow Shares against the claims of any Person.
     2.7 Voting. So long as the Trust Shares are Escrow Shares and unless an Event of Default under the Note shall have occurred, or a reconversion shall have occurred as contemplated under the Note, on all actions by the stockholders of Iomai, the Voting Trustee agrees to vote the Escrow Shares consistently and in the same percentage of approval or disapproval, as the case may be, as such action was approved or disapproved by the remaining stockholders of Iomai.
     2.8 Rights of Voting Trustee.
     (a) Notwithstanding the foregoing, the Voting Trustee shall have the following rights:
          (i) At any time, the Voting Trustee may, on notice to Iomai and WRAIR, resign as Voting Trustee and take such affirmative steps as it may, at its option, elect in order to terminate its duties as the Voting Trustee, including, but not limited to, the deposit of the Escrow Shares with a court of competent jurisdiction and the commencement of an appropriate action, the costs of which shall be borne by Iomai.
          (ii) Upon the taking by the Voting Trustee of the action described in clause (i) of this Section 2.8(a), the Voting Trustee shall be released of and from all liability hereunder except as otherwise expressly incorporated elsewhere in this Agreement.
     (b) Except for the Voting Trustee’s gross negligence or willful misconduct, the Voting Trustee shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or any notice or demand given to it or for the form of execution of any such instrument, notice or demand or for the identification, authority or rights of any Person executing, depositing or giving the same or for the terms and conditions of any instrument, pursuant to which the parties may act.
     (c) The Voting Trustee shall not have any duties or responsibilities with respect to the Escrow Shares except those expressly set forth in this Agreement and shall not incur any liability (i) in acting upon any signature, notice, demand, request, waiver, consent, receipt or other paper or document believed by the Voting Trustee to be genuine, and the Voting Trustee may assume that any Person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so; or (ii) in otherwise acting or failing to act under this Agreement except in the case of the Voting Trustee’s gross negligence or willful misconduct.
     (d) The terms and provisions of this Agreement shall create no right in any Person, other than the parties and their respective successors and assigns, and no Third Party shall have the right to enforce or benefit from the terms hereof.
     (e) The Voting Trustee shall not be bound by any modification, cancellation or rescission of this Agreement unless without objection from WRAIR the same is in writing and signed by the Voting Trustee and Iomai.
     2.9 Resignation of Voting Trustee. In the case of the Voting Trustee’s resignation pursuant to Section 2.8(a), its only duty shall be to hold and dispose of the Escrow Shares in accordance with the original provisions of this Agreement until a successor Voting Trustee shall be appointed by WRAIR, subject to acceptance by Iomai, not to be unreasonably withheld, and a written notice of the name and address of such successor Voting Trustee shall be given to the Voting Trustee by an authorized representative or counsel for WRAIR, whereupon the Voting

Trustee’s only duty shall be to turn over, in accordance with the written instructions of an authorized representative or counsel for WRAIR and Iomai, to the successor Voting Trustee the Escrow Shares. In the event that the Voting Trustee shall not have received instructions in accordance with the preceding sentence within thirty (30) days following its notice of resignation to WRAIR and Iomai, the Voting Trustee may deposit the Escrow Shares with any Federal court in the District of Columbia, United States of America with competent jurisdiction, at which time the Voting Trustee shall be released from any further obligation hereunder.
     2.10 Termination. The provisions of this Agreement relating to the Escrow Shares shall terminate upon the earlier of (i) WRAIR’s determination to convert the Note into Shares in accordance with the Note subject to a reconversion as contemplated under Section 4(b) of the Note and (ii) the satisfaction of all Obligations. Upon termination of this Agreement with respect to the Escrow Shares, Iomai shall, subject to the reinstatement of the Voting Trust Provisions of this Agreement in the event of a reconversion as contemplated under the Note, be entitled to the return, at Iomai’s expense, of all of such Escrow Shares, together with any moneys at any time held by the Voting Trustee, as have not theretofore been sold or otherwise applied pursuant to this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     The Voting Trustee hereby represents and warrants to Iomai as follows:
     3.1 Acquiring for Investment. The Voting Trustee hereby confirms that the Shares represent part of the consideration relied on to induce WRAIR to enter into the Amended License and the Development Plan and will, based on a reading of such agreements and documents consistent with its duties hereunder, be acquired for investment for WRAIR’s own economic benefit and account, not as a nominee or agent, and not with a view to the resale or distribution of the Shares or any part thereof, and that WRAIR has not disclosed to the Voting Trustee any present intention, nor does the Voting Trustee acting on behalf of WRAIR have any present intention, of selling, granting any participation in (other than those granted to inventors permitted under 15 USC 3710(c)), or otherwise distributing the same or to otherwise direct the Voting Trustee to do any of the foregoing. WRAIR has not disclosed to the Voting Trustee, and the Voting Trustee acting on behalf of WRAIR has no knowledge of, any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the Shares, except as set forth in the Development Plan.
     3.2 Registration Under Securities Act. The Voting Trustee acting on behalf of WRAIR understands that the Shares are not registered under the Securities Act on the ground that the conveyance provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that Iomai’s reliance on such exemption is based on the representations and warranties set forth herein. The Voting Trustee acting on behalf of WRAIR understands that the basis for the exemption may not be present if, notwithstanding such representations, the Voting Trustee acting on behalf of WRAIR has in mind merely acquiring an interest in the Shares for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. The Voting Trustee acting on behalf of WRAIR does not have any such intention and has no knowledge of any such intention by WRAIR.
     3.3 Information. Based solely on a reading of the Amended License and the Development Plan, the Voting Trustee reasonably believes that WRAIR has had an opportunity to ask questions and receive answers from Iomai regarding the terms and conditions of the offering of the Shares and the business, prospects, properties or condition (financial or otherwise) of Iomai and to obtain additional information (to the extent Iomai possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.
     3.4 Experience. The Voting Trustee acting on behalf of WRAIR is experienced in evaluating and investing in securities of companies in the development stage and acknowledges that in its capacity as trustee for the exclusive economic benefit of WRAIR it is able to fend for itself, can advise WRAIR on the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares for the economic benefit of WRAIR.
     3.5 Investment Status. The Voting Trustee is a non-profit organization, validly existing and in good standing under the laws of the State of Maryland, and hereby certifies that it is an accredited investor because it is an organization described in Section 501(c)(3) of the Code that was not formed for the specific purpose of acquiring the Shares and has total assets in excess of $5,000,000.
     3.6 Registration or Exemption for Sale, Transfer or Disposition. The Voting Trustee acting on behalf of WRAIR understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act must be held indefinitely. In particular, the Voting Trustee acting on behalf of WRAIR is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about Iomai. Such information is not now available and Iomai has no present plans to make such information available.
     3.7 Brokers or Finders. The Voting Trustee acting on behalf of WRAIR has not and has no knowledge that WRAIR has retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.

ARTICLE 4
ADDITIONAL COVENANTS
     4.1 Additional Covenants. As a material inducement to Iomai to issue the Shares and deliver the Shares to the Voting Trustee, the Voting Trustee acting for the benefit of WRAIR hereby covenants to Iomai and agrees as follows:
     (a) Except as otherwise permitted under the Development Plan and as necessary to effectuate Article X of the Amended License, the Voting Trustee acting for and on behalf of WRAIR will not sell, transfer, assign, pledge, distribute, encumber or otherwise dispose of, either voluntarily or involuntarily and with or without consideration (collectively, a “Transfer”) any Common Stock (or any interest therein) to any Competitor (as defined below) without the prior consent of the Board of Directors of Iomai (the “Board”). Any Transfer of Common Stock consented to by the Board hereunder shall be in accordance with this Article 4. Any Transfer of Common Stock by the Voting Trustee for and on behalf of WRAIR not permitted by this Article 4 will be void and not recognized by Iomai. The foregoing notwithstanding, neither WRAIR nor the Voting Trustee shall be required to seek Board approval with regard to (i) the exercise of WRAIR’s put as contemplated under Section 1 of the Side Letter, (ii) the exercise of its right to liquidate the Escrow Shares pursuant to Sections 2.2(b) and 2.3 of this Agreement after an Event of Default under the Note, or (iii) any Transfer required in the event of a Sale or to exercise any conversion rights under the Note. “Competitor” shall mean: any Person that Directly or Indirectly (as defined below) engages in the Covered Business. “Covered Business” shall mean the business of marketing, producing, manufacturing, selling, licensing or otherwise deriving economic benefit from the means, process, technology, methodology or know-how of delivery of vaccines. “Directly or Indirectly” means as: (x) a principal; (y) an officer, director, employee or agent of another Person; or (z) a direct or indirect partner, direct or indirect shareholder or other direct or indirect equity owner of another Person. In the event that the proposed transferee owns directly or indirectly less than 5% of the outstanding voting or equity interests in any Person that would otherwise cause such proposed transferee to be a Competitor, and such proposed transferee would not otherwise be a Competitor, then such ownership shall not constitute an activity on the Covered Business.
     (b) WRAIR or the Voting Trustee may Transfer any Common Stock to Iomai, or a Third Party to the extent required of WRAIR or the Voting Trustee in order to comply with applicable laws, provided such Transfer to such Third Party is subject to and in compliance with Section 4.1(a).
     (c) Excluding any Transfer under Sections 4.1(a)(i), (ii) and (iii) above, each Transfer otherwise permitted by this Article 4 (a “Permitted Transfer”) will not become effective unless and until the transferee executes and delivers to Iomai an agreement with Iomai setting forth the restrictions on transfer set forth in this Article 4.
     (d) In connection with any Permitted Transfer pursuant to this Article 4, the Voting Trustee acting on behalf of WRAIR will deliver a written opinion of counsel for WRAIR, reasonably satisfactory to a majority of the Board, to the effect that such Permitted Transfer may be effected without the registration of such securities under the Securities Act and applicable state securities laws; provided that if the Permitted Transfer is to a Transferee whom Iomai knows or reasonably believes to be a “qualified institutional buyer,” as that term is defined in Rule 144A promulgated by the Securities and Exchange Commission under the Securities Act, Iomai may in its reasonable discretion not require a written opinion.
     (e) If at any time WRAIR or the Voting Trustee (the “Offeror”) proposes to Transfer any Common Stock to any Third Party in connection with a Permitted Transfer, the Offeror shall, before such Permitted Transfer, deliver to Iomai an offer (the “First Offer”) to Transfer such Common Stock upon the terms set forth herein. The First Offer shall state that the Offeror proposes to Transfer Common Stock and specify the number of shares of Common Stock (the “Offered Shares”) and the terms (including the purchase price) of the proposed Permitted Transfer. The First Offer shall remain open and irrevocable for a period of 10 days (the “Acceptance Period”) from the date of its delivery.
     (f) Iomai, or its designee, as approved by a majority of the disinterested members of the Board (a “Designated Purchaser”), may accept the First Offer to purchase all but not less than all of the Offered Shares by delivering to the Offeror a notice (the “Acceptance”) within the Acceptance Period.
     (g) The Permitted Transfer of Offered Shares to Iomai, or the Designated Purchaser, shall be made on a business day, as designated by the Offeror, not less than 10 and not more than 30 days after expiration of the Acceptance Period on those terms and conditions of the First Offer not inconsistent with those set forth herein.
     (h) If neither Iomai nor the Designated Purchaser exercises its right to purchase the Offered Shares within the Acceptance Period, the Offeror may Transfer such Offered Shares on the terms and conditions of the First Offer to any Third Party within 90 days after expiration of the Acceptance Period. If such Transfer is not made within such 90-day period, the restrictions provided for herein will again become effective with respect to such Common Stock.
The limitations on transfer and the rights granted under this Article 4 shall expire immediately prior to the first sale of Common Stock in a registered public offering.
ARTICLE 5
INDEMNIFICATION AND COMPENSATION
     5.1 Indemnification and Compensation of Voting Trustee.
     (a) No Liability. The Voting Trustee assumes no liability as a stockholder. The Voting Trustee, in voting the Trust Shares and in its capacity as a stockholder of Iomai, shall vote and act on all matters in accordance with its Best Efforts; but the Voting Trustee assumes no responsibility in respect of any action taken by him or taken in pursuance of its vote so cast, and the Voting Trustee shall not incur any responsibility by reason of any error in law, mistake of judgment or any matter or thing done or suffered or omitted to be done under the Voting Trust Provisions, except for its own individual gross negligence or willful misconduct.
     (b) Reasonable Care. The Voting Trustee shall not be liable for the default or misconduct of any agent or attorney appointed by it in pursuance hereof if such agent or attorney shall have been selected with reasonable care.
     (c) Indemnification. Iomai shall indemnify and hold the Voting Trustee harmless from any and all claims arising from or in any way connected to its performance as a voting trustee under the Voting Trust Provisions or in any way connected to its performance as an escrow agent, except for its own individual gross negligence or willful misconduct. Iomai shall advance fees and costs as incurred in connection with the defense of any such claim. The terms of this provision shall survive the termination of this Agreement.
     (d) Costs and Expenses. The compensation, reasonable and necessary travel expenses and other expenses paid or incurred by the Voting Trustee in the administration of its duties hereunder, including the reasonable expenses incurred to retain legal counsel, including counsel to assist with Iomai’s compliance with U.S. laws and regulations, including, but not limited to the Federal Technology Transfer Act and the Securities Act, shall be borne and promptly paid by Iomai upon submission to it of reasonably detailed documentation as appropriate. Iomai hereby agrees to promptly pay such compensation, travel expenses and other expenses as well as all reasonable closing costs relating to the execution and delivery of this Agreement, as provided below.
          (i) Iomai shall pay to the MdBio an annual fee for its services as Voting Trustee and/or Escrow Agent in the amount of Five Thousand Dollars ($5,000) (the “Service Fee”). The Service Fee shall be due and payable in advance, upon the execution and delivery of this Agreement and on each anniversary of the execution and delivery of this Agreement until MdBio ceases to serve as either Voting Trustee or Escrow Agent.
          (ii) Iomai shall reimburse MdBio for all out-of-pocket expense reasonably incurred by MdBio in fulfilling its functions or defending its actions as Voting Trustee and Escrow Agent, including, but not limited to, legal fees, other professional fees, and travel expenses; provided, however that:
      (A) Legal fees for the Voting Trustee’s legal counsel incurred in reviewing and closing on this Agreement (and related documents) shall not exceed $2,500.
      (B) Except as provided in subsection (C) below, if the Voting Trustee reasonably expects professional fees (including legal fees) to exceed $2,500 per annum on any single matter or issue, the Voting Trustee shall advise Iomai and WRAIR of such possibility. Within ten (10) days after receipt of such notice, Iomai may object to such professional fees exceeding $2,500 with respect to the matter or issue identified by the Voting Trustee. In the event of an objection by Iomai, the Voting Trustee and Iomai shall promptly arbitrate the reasonableness of such professional fees exceeding $2,500 for the matter or issue identified by the Voting Trustee and to the extent necessary or prudent to protect its interests, WRAIR shall have the right to participate in or to merely observe such proceedings. The arbitration shall be conducted in Washington, D.C., by a single arbitrator mutually agreed upon by the parties to any such proceeding under the rules of the American Arbitration Association.
          (C) The provisions of the foregoing subsection (B) shall not apply to fees incurred by the Voting Trustee in fulfilling its obligations pursuant to 2.2(b) and 2.3 of this Agreement. Notwithstanding anything to the contrary contained herein or elsewhere, in no event shall WRAIR assume any liability with respect to the costs and expenses of the Voting Trustee.
ARTICLE 6
NOTICES
     6.1 Notices. All notices and other communications shall be in writing and shall be delivered or mailed by first class mail, registered or certified, postage prepaid, addressed:
     (a) if to WRAIR, at Staff Judge Advocate, U.S. Army Medical Research and Materiel Command, 504 Scott Street, Fort Detrick, Maryland 21702-5012, ATTN: MCMR-JA, or such other address as WRAIR shall have furnished in writing to Iomai or the Voting Trustee; or
     (b) if to Iomai, at 2421 Pennsylvania Avenue, N.W., Washington D.C. 20037, Attention: President, with a copy to Jonathan Aberman, Esq., Pillsbury Winthrop LLP, 8330 Boone Boulevard, Suite 400, Vienna, Virginia 22182, or such other address as Iomai shall have furnished in writing to WRAIR or the Voting Trustee; or
     (c) if to the Voting Trustee, at MdBio, Inc. 1003 W. 7th Street Suite 202, Frederick, MD 21701, Attention: Mr. C. Robert Eaton, President, with a copy to John Woloszyn, Esq., McGuire Woods, LLP, Seven Saint Paul Street, Suite 1000, Baltimore, MD 21202, or such other address as the Voting Trustee shall have furnished in writing to WRAIR or Iomai.
ARTICLE 7
MISCELLANEOUS
     7.1 Assignment. The obligations of the Voting Trustee under this Agreement may be assigned by the Voting Trustee at any time upon prior written consent of all parties, which consent shall not be unreasonably withheld, provided that such assignee agrees to be bound by all of the terms hereof. Such assignee shall be bound by, and shall be entitled to the benefits of, the terms of this Agreement.

     7.2 Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court, such holding shall not invalidate or render unenforceable any other provision of this Agreement and each and every other provision of this Agreement shall continue in full force and effect.
     7.3 Binding Effect; Amendment. This Agreement as part of the Development Plan, together with the Amended License, constitutes the entire agreement of the parties with respect to the Shares. The Voting Trustee undertakes to perform only such duties as are expressly set forth herein and shall not be bound in any way by any agreement between Iomai and WRAIR. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their respective successors in interest of any kind whatsoever, including, but not limited to, their attorneys-in-fact and legal representatives (except as herein otherwise provided). This Agreement may not be waived, changed or discharged orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
     7.4 Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any party.
     7.5 Section Headings. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     7.6 Construction. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles that would require the application of any other law, except as otherwise stated under the Amended License or with respect to the entire Development Plan.
     7.7 Counterparts. This Agreement may be executed in one or more counterparts, in which event all of said counterparts shall be deemed to constitute one original of this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

IOMAI CORPORATION

By:	/s/ Stanley C. Erck

Name: Stanley C. Erck Title: Chief Executive Officer & President

MDBIO, INC., as escrow agent and as trustee for and on behalf of Walter Reed Army Institute of Research

By:	/s/ C. Robert Eaton

Name: C. Robert Eaton Title: President